Exhibit (d)(61)

Form of

Schedule A

Trusts and Portfolios Covered by the Amended and Restated Master International
Fixed-Income Research Agreement
dated as of August 1, 2007
between

Fidelity International Investment Advisors (currently known as FIL Investment Advisors)

and

Fidelity Investments Money Management, Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Corporate Bond Fund	Fixed Income

Agreed and Accepted
as of __

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